Exhibit 10(a)(i)

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of the 5th day of September 2003, by and among RAL PURCHASING CORP., a New York corporation (the "Buyer"), and THE RAL SUPPLY GROUP, INC., a New York corporation (the "COMPANY"). David Berman, who is a shareholder of the Company (the "Shareholder") is countersigning this Agreement only in respect of Section 7.3A and Section 7.4. Ronald S. Kossar is countersigning this Agreement only as escrow agent under Section 1.2. UNIVERSAL SUPPLY GROUP, INC., a New York corporation that is an affiliate of Buyer ("Guarantor"), is countersigning this Agreement only to agree to guaranty the Promissory Note (as hereinafter defined) under Section 1.2(i).

                                    RECITALS
                                    --------

         A. The Company operates a heating, air conditioning and plumbing supply business (the "BUSINESS") in six locations, one of which also serves as the Company's corporate office and distribution center.

         B. Buyer desires to purchase the business and selected assets of the Company, and to assume selected liabilities of the Company.

         C. The Company desires to sell such assets and to cause Buyer to assume such liabilities.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                          - SALE AND PURCHASE OF ASSETS


     SALE AND PURCHASE OF ASSETS.
     ----------------------------

                   (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in SECTION 2.1 hereof, the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of all (except for the Excluded Assets as defined below) of the Company's assets and properties (the "Assets"), including, without limitation, the following:

                   merchandise inventory as of the Valuation Date (which is the close of business on the second business day prior to the Closing); The merchandise inventory will be physically counted by the Buyer and the Company jointly with each leaving with a printed priced list of the inventory. The merchandise to be counted will be (1) new, unused and in original packaging to be valued at the Company's current replacement ("computer system") cost as of the Valuation Date, (2) display merchandise to be valued on the Valuation Date at the Company's "computer system" cost (which is lower than regular cost or is carried at no cost), and (3) defective merchandise awaiting return to manufacturers for credit or replacement, to be valued on the Valuation Date at the agreed expected credit or replacement value.

     Trade accounts receivable as of the Valuation Date (the "Trade Receivables") except for any receivables ("Past-Due Receivables") from any customer who at the Closing is more than 90 days past due on any receivable; "Trade Receivables Value" means the face value of the Trade Receivables as of the Valuation Date. The Trade Receivables will be printed in detail and are subject to collection as is provided in Section 1.11(a).

     Certain prepaid and other assets of the Company such as rebates, advertising co-op funds from vendors and buying groups and prepaid real estate taxes ("prepaid and other assets") listed in Schedule 1.1(a)(iii). The Buyer will share excess rebate distributions with the Company in proportion to when the purchases took place. The "Prepaid and other Assets Value" means the value of the Prepaid and other Assets as set forth in such Schedule, and is subject to adjustment after the Closing to account for such events as expenses a party may pay on account of the other party for bills that crossed their respective periods of operation (e.g., telephone and other utility bills). The parties expect that in connection with Company's transitional administrative computer services referred to hereinafter, the amount of these adjustments will be determined within 30 days after the Closing.

     The fixed assets (the "Fixed Assets") of the Company (machinery and equipment, office furniture and office equipment, and leasehold improvements at the depreciated value of the Fixed Assets (the "Fixed Assets Value"), as set forth on the books and records of the Company, as of the Valuation Date, as well as certain assets (but not those listed under Section 1.1(b) as "Excluded Fixed Assets") that are no longer on the Company's capital ledger, all as set forth in
Schedule 1.1(a)(iv).

     The Company's rights from and after the Closing under the real estate leases listed in Schedule 1.1(a)(v) (the "Real Estate Leases"), it being understood that such leases shall be amended effective as of the Closing as provided in Section 7.3A and also to provide that (i) a default by lessee under any one such lease constitutes a default under all such leases; and (ii) the failure of the Buyer to pay trade payables that are included in the Assumed Obligations within 60 days of their due date, if such failure is not cured by Buyer within 30 days after the Company has given notice to Buyer of the Buyer's failure to pay such payables within such time, shall be deemed additional rent due and owing by the Buyer under all such leases and shall constitute a default by Buyer under the terms of all such leases. In such event, Buyer shall consent to entry by the Court having competent jurisdiction thereof to Judgment(s) of Possession and issuance of a Warrant of Eviction to be consented to by Buyer pursuant to Stipulation between the Company and the Buyer to be submitted by the Company to any Court having competent jurisdiction over summary possession proceedings pursuant to the pertinent provisions of Article 7 of the Real Practices and Proceedings Act of the State of New York. Concurrently with the payment by Buyer of any trade payables included in the Assumed Obligations, Buyer shall forward to the Company copies of pages from Buyer's disbursement journals that reflect such payments. The aforesaid provisions of this Section 1.1(a)(vi) shall survive the Closing and delivery of the Conveyance Documents and not merge therein the Company's rights from and after the Closing under the Penske truck lease (the "Penske Lease") referred to in Schedule 1.1(a)(vi).

     credit applications and customer guarantees in the form annexed hereto.

     The Durkin mortgage.

     all proprietary knowledge, Trade Secrets, Confidential Information, computer software (but excluding the Shim computer system software and excluding the showroom electronic catalog currently being tested) and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights Used in the conduct of the Company's business, including, but not limited to, the areas of marketing, advertising and personnel training and recruitment, together with all other Intangible Rights Used in connection with the Company's business, including all files, manuals, documentation and source and object codes related thereto;

              all utility, security and other deposits of the Company, to be paid by Buyer at Closing;

              purchase orders, customer orders and contracts with vendors entered into in the ordinary course and outstanding as of the Closing ("Current Customer and Vendor Commitments");

     the Company's business as a going concern and its franchises, Permits and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers for all locations, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to the Company from its present and former shareholders, officers, employees, agents and others, together with all books, databases, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Company relative to the operation of the Company's business, i.e., inventory, customer records, vendor records, etc., but exclusive of financial and accounting records which shall remain the property of the Company and at the Company's option shall be stored at Buyer's facilities free of charge; Notwithstanding the foregoing, the Company and Buyer shall for a period of not less than three years make their records for transactions through the Closing available to the other on request for review and copying (whether for the purpose of facilitating the preparation of SEC reports for Buyer's affiliates or otherwise), and they shall not destroy their respective records without first offering to deliver the same to the other party.

     all rights of the Company in and to the name The RAL Supply Group, Inc. and any other name that incorporates the word RAL or Ral and all variants thereof, and all other trade names, trademarks and slogans Used in its business, all variants thereof and all goodwill associated therewith;

                   indemnification rights against third parties, whether in respect of asbestos or other hazardous substances or otherwise certificates of insurance for manufacturers

                   all other property and rights of every kind or nature Used by the Company in the operation of its business.

     Notwithstanding the foregoing, the following assets and properties, as well as the records referred to elsewhere in this Agreement that are to remain the property of the Company, ("Excluded Assets"), are not included in the Assets:

     Cash;

     the fixed assets referred to in the Disclosure Schedule as "Excluded Fixed Assets" constituting certain agreed fixed assets and fixed assets that as of the Valuation Date were not included in the Company's capital ledger;

                           Past-Due Receivables;

                           prepaid insurance, it being understood that Buyer will obtain its own policies, and prepaid taxes due from employees or due from other affiliates of the Company

                   Shims computer system and all associated equipment, it being understood, however, that the data thereon, together with all other records of the Company are included in the Assets and are not Excluded Assets

     Billboards on Route 17

     Yankee seasons tickets

                           Contents of David Berman's office and administrative office. The aforesaid office space is not part of the real estate lease relating to the Company's Middletown Store and is a separate suite of offices with a private entrance. The office provides administrative, financial and bookkeeping services on a fee basis to not only the Company but to the Company's shareholder, David E. Berman, and its affiliated companies.

                           Local Area Network ("LAN") in the Company's
         Middletown Store (it being understood, however that the Company's DSL line and high speed communications network are included in the Assets and are not Excluded Assets;

                           Electronic Showroom Catalog; and

                           All contents of the computer room other than the telephone system.

            It is specifically understood and agreed by the parties hereto that the Buyer is acquiring, and the Company and Shareholders are selling, all of the tangible and intangible assets attributable to or Used by the Company in its Business, except the Excluded Assets. Any cash proceeds (inclusive of checks, money orders and credit card transactions) of the Excluded

Assets received by the Buyer subsequent to the date of Closing shall be remitted by Buyer to Seller within five (5) days from receipt. Conversely, any cash proceeds (inclusive of checks, money orders and credit card transactions) of the Assets received by the Company subsequent to the date of Closing shall be remitted by the Company to Buyer within five (5) days from receipt.

       The aforesaid assets and properties to be transferred to the Buyer hereunder, but not including the Excluded Assets, are hereinafter collectively referred to as the "ASSETS."

                  METHOD OF CONVEYANCE. The sale, transfer, conveyance, assignment and delivery by the Company of the Assets to the Buyer in accordance with SECTION 1.1(A) hereof shall be effected on the Closing Date by the Company's execution and delivery to the Buyer of one or more Bills of Sale, Assignments and other conveyance instruments with respect to the Company's transfer of Intangible Rights, real property interests and other Assets in form and scope reasonably satisfactory to Buyer (collectively the "CONVEYANCE DOCUMENTS"). At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Company to the Buyer pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, charges and other restrictions or limitations of any kind or nature whatsoever ("LIENS"), excepting Assumed Obligations as hereinafter provided in subparagraph
(f) of this Section 1.1.

                 ASSUMED OBLIGATIONS. At the Closing, the Buyer shall assume, and agree to satisfy and discharge the following (collectively the "ASSUMED OBLIGATIONS"):

     The Buyer will assume responsibility for payment of trade accounts payable and certain expense accounts payable including customer deposits as of the Valuation Date as more particularly set forth herein on Schedule 1.1(f)(ii) of the Company as of September 23, 2003 (including payments for unreconciled stock receipts - merchandise received but for which no invoice has been received as of the Valuation Date). Reference is made to Section 1.1(a)(v) for certain remedies of the Company should Buyer fail to pay trade accounts payable within the time period set forth therein, which failure shall also constitute an event of default under this Agreement;

     the Company's liabilities and other obligations arising subsequent to the Closing under the Real Estate Leases and Penske Truck Lease listed on SCHEDULE
3.13 and under the Current Customer and Vendor Commitments;

     the expense accounts payable, customer deposits payable, and payment obligations for unreconciled stock receipts (namely, merchandise received but for which no invoice has been received as of the Valuation Date that are listed on SCHEDULE 1.1(C) hereto.

     EXCLUDED LIABILITIES. Except as expressly set forth in SECTION 1.1(C), the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise (the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Company expressly acknowledges and agrees that the Company shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, any liability or obligation incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and legal or other fees and expenses, all sales, income or other taxes arising out of the transactions contemplated hereby; without limiting the generality of the foregoing, Seller shall promptly file a New York bulk sale tax notice and remit any and all sale taxes due in respect of the sale of assets contemplated in this transaction to be paid by Buyer at Closing);

                            for taxes whether measured by income or otherwise,

     in connection with any Plan or Benefit Program or Agreement (as defined in SECTION 3.7), including, without limitation, any liability of the Company under ERISA,

     under any foreign, federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement relating to health, safety, Hazardous Materials and environmental matters applicable to the Company's business and/or the facilities Used by the Company (whether or not owned by the Company), pertaining to products sold or manufactured or services performed or other actions taken or omitted by the Company prior to the Closing Date,

     relating to any default taking place before the Closing Date under any of the Assumed Obligations to the extent such default created or increased the liability or obligation, or for Funded Indebtedness or accrued interest, fees or penalties with respect thereto.

     The Company agrees to satisfy and discharge the Excluded Liabilities as the same shall become due.

     PAYMENT FOR ASSETS.
     -------------------

     On the execution of this Agreement, the Buyer shall pay to the Company a down payment in the sum of $350,000.00 (the "Down Payment") to Ronald S. Kossar, Esq., as Escrow Agent (the "Escrow Agent") payable by wire transferred funds or other good and sufficient funds. Also on the execution of this Agreement, the Company shall deposit the sum of $350,000.00 (the "Earnest Payment") with Ronald
S. Kossar, Esq., as Escrow Agent (the "Escrow Agent") payable by wire transferred funds or other good and sufficient funds. The Down Payment and the Earnest Payment shall be held by the Escrow Agent pursuant to the terms and conditions of this Agreement.

     If all conditions to the Company's obligations hereunder have been satisfied, and the Company is ready, willing and able to transfer to the Buyer the assets being acquired by the Buyer hereunder in accordance with the terms of this Agreement, and the Buyer through the Final Closing Date (as hereinafter defined) was unwilling or unable to make payment and take title as provided for herein; then, in such event, any and all down payment(s) paid by the Buyer pursuant to this Section 1.2(b) herein constitutes a fair and reasonable amount of damages under the circumstances and is not a penalty, and the Escrow Agent shall pay the Down Payment together with any accrued interest thereon to the Company as and for liquidated damages, with neither party having any further liability against the other, and the Escrow Agent shall also pay the Earnest Payment and all accrued interest thereon to the Company. The term "Final Closing Date" means October 10, 2003, but if there is a force majeure impediment to closing on that day, the term means the first business day thereafter on which there is no such impediment to Closing.

     If all conditions to the Buyer's obligations hereunder have been satisfied, and the Buyer is ready, willing and able to purchase the assets to be acquired by the Buyer hereunder in accordance with the terms of this Agreement, and the Company through the Final Closing Date was unwilling or unable to close this transaction as provided for herein; then, in such event, the Earnest Payment paid by the Company pursuant to this Section 1.2(c) herein constitutes a fair and reasonable amount of damages under the circumstances and is not a penalty, and the Escrow Agent shall pay the Earnest Payment together with any accrued interest thereon to the Buyer as and for liquidated damages, with neither party having any further liability against the other, and the Escrow Agent shall also pay the Down Payment and all accrued interest thereon to the Buyer.

     If this Agreement fails to close for reasons other than a default by Buyer or the Company, the Escrow Agent shall return the Down Payment together with any accrued interest thereon to Buyer, and the Earnest Payment together with any accrued interest thereon to the Company.

     At the Closing of this Agreement, the Escrow Agent shall pay to the Company the Down Payment together with any interest accrued thereon towards the purchase price payable by Buyer, and shall return the Earnest Payment together with any accrued interest thereon to the Company.

     The Escrow Agent will give to each of the Company and Buyer not less than 10 days' prior written notice before any funds are released from escrow. If a dispute should arising with respect to the disposition of the Down Payment or the Earnest Payment, the Escrow Agent shall hold the same subject to determination of said dispute by (i) a final Order of any Court of competent jurisdiction thereof; or (ii) a written agreement of the parties hereto in which the Escrow Agent should be entitled to rely. The parties hereto hereby agree that the Escrow Agent is released and exculpated from all liability hereunder except for willful misconduct or gross negligence and the sole responsibility of the Escrow Agent hereunder shall be to hold and disburse said amounts in accordance with the provisions of this Agreement. Nothing herein shall preclude Escrow Agent in the event of a dispute from depositing said amounts into any Court jurisdiction and thereby be released of any obligations and liability therefore and hereunder.

     As payment in full for the Assets being acquired by the Buyer hereunder and the non-compete covenants set forth in SECTION 7.4 hereof, Buyer shall pay to the Company, in the manner set forth in this SECTION 1.2, (i) the Merchandise Inventory Value, plus the Trade Receivables Value, plus the Prepaid Asset Value, plus the Fixed Asset Value, plus $10,000 in respect of the non-compete covenant set forth herein, plus $90,000 in respect of goodwill, less (ii) the face value of all trade accounts payable and accrued expenses and other liabilities and obligations that are assumed at the Closing by the Buyer under Section 1.1(f)(i) and 1.1(f)(iii), less the amount paid by Buyer to Seller's accountants under
Section 1.13(c), less accrued vacation and sick pay (but not accrued severance pay) through the Closing of the Business Employees (as defined in Section 5.9), but subject to further adjustment as provided in SECTION 1.10 (such amount, as so adjusted from time to time, is referred to herein as the "PURCHASE PRICE").

     In preparation for the Closing, the parties will prepare an estimate (the "Estimated Purchase Price") of the Actual Purchase Price by conducting the joint physical inventory and other procedures that are set forth in Section 1.1 with the appropriate detailed listings and schedule. In order to plan for and facilitate the Closing, the Company will also provide Buyer with an estimated summary of the foregoing on the Valuation Date. A summary purchase price calculation using June 30, 2003 figures from the Company's unaudited internal Balance Sheet is attached hereto and made a part hereof as Schedule 1.2(h).

     The Closing of this transaction will take place at the office of Ronald S. Kossar, Esq., 402 East Main Street, Middletown, New York at 10:00 a.m. on September 24, 2003 or, at the request of either party on a later date but not later than October 10, 2003 on a TIME OF THE ESSENCE basis, but if there is a force majeure impediment to closing on that day, the term means the first business day thereafter on which there is no such impediment to Closing, at which time the Buyer will pay the Estimated Purchase Price to the Company. The Buyer will pay the Estimated Purchase Price to the Company by (i) directing the Escrow Agent to release the Down Payment to the Company, (ii) paying to the Company by wiring a funds equal to the sum (but not in excess of the Estimated Purchase Price) of $725,000, plus such funds (net of expenses) as have theretofore been borrowed by the Buyer from its lending bank against the Merchandise Inventory and the Trade Receivables, and by issuing to the Company a 9% unsecured promissory note (the "Promissory Note") of Buyer for the balance (if any) of the Estimated Purchase Price, payable interest monthly and $25,000 on the first day of each calendar quarter beginning January 1, 2004, with the entire balance of the principal and any accrued interest being payable on December 31, 2006, together with the unconditional guaranty of Universal therefor. Universal hereby agrees to guaranty the Promissory Note with the same force and effect as if it were jointly and severally liable therefor with Buyer. The Promissory Note shall be prepayable by the Buyer at its option at any time without penalty or premium. In addition to the foregoing, the Promissory Note will provide that (i) a default by the Buyer as lessee(s) under the Real Estate Leases as provided in Section 1.1(a)(v) of this Agreement shall, likewise (if not cured within 30 days after notice by the Company), constitute a default by the Buyer of the Buyer's obligations under the Promissory Note; and (ii) a default by the Buyer under the Promissory Note shall, likewise (if not cured within 30 days after notice by the Company), constitute a default under the Real Estate Leases; and (iii) the Promissory Note will not be subject to offset. In the event of any adjournment of any Closing, the Estimated Purchase Price shall be adjusted pursuant to an updated valuation of the Merchandise Inventory, Trade Receivables and Assumed Obligations.

     TIME OF THE ESSENCE for the parties' obligation to close this transaction not later than October 10, 2003, but if there is a force majeure impediment to closing on that day, on the first business day thereafter on which there is no such impediment to Closing.

     The Purchase Price shall be allocated, apportioned and adjusted in the manner specified in IRS Form 8594 attached as SCHEDULE 1.2 and the parties agree to abide by such allocations (as they may be revised pursuant to SECTION 1.4) for all tax reporting purposes.

                  [1.3 to 1.09 omitted]

                  Adjustment of Purchase Price.

                  As set forth in Section 1.2(a) above, the Company and the Buyer agree to meet on or about November 30, 2003 to resolve any questions, errors or omissions that might have occurred in the Closing calculation and to reallocate responsibility for certain expenses, (i.e., gas and electric, telephone, etc.) which cover the period prior to and after the date of Closing. Attached hereto and made a part hereof as Schedule 1.2(a) is the unaudited internal Balance Sheet of the Company and an example of the purchase price calculation in connection therewith attached hereto and made a part hereof. Adjustments to the purchase price shall be made first by adjusting the principal amount of the Promissory Note, and, to the extent of any excess, by cash payments.

   Certain Other Agreements:

                  Should any Trade Receivable purchased by the Buyer not be paid by a customer in the ordinary course (without resort to litigation) within 120 days after the Closing, Buyer will reassign to the Company all then outstanding receivables from such customer, and the Company shall forthwith pay to Buyer in cash the face value of all such receivables.

                  Should Buyer fail to receive full credit for any defective inventory within 75 days after the Closing, Buyer will reassign such defective inventory to the Company, and the Company shall forthwith pay to Buyer in cash the portion of the Purchase Price that Buyer paid to the Company for such inventory.

                      Buyer has engaged Mintz, Rosenfeld & Company, who are the Company's independent accountants, to audit the Company's financial statements for the years ended December 31, 2000, 2001 and 2002 (the "Audited Statements"). Buyer will pay up to $24,000 of the fees therefor.

     During the period commencing at the Closing and ending on the earlier of the 7th anniversary of the Closing and the termination of the lease for the Middletown lease, Buyer shall at no charge permit the Company to continue to use the space currently used by the Company for the storage of its records for no charge.

     The Company will at the Closing make all 401(k) payments and other employee benefit payments accrued through the Closing for the Business Employees (as defined in Section 5.9.

     The Company will provide computer and administrative services at its own cost and expense for a period not to exceed 90 days from date of Closing. Services to be provided include sales order entry, invoicing and custom accounts receivable statements, cash receipts of cash application, purchase order entry, purchase receipts entry, accounts payable reconciliation, processing and check generation, inventory transfers, entry and receipt. Daily (where applicable) and month end reports for each of these functions will be provided to Buyer. For this purpose the Company shall also furnish to Buyer, at no charge to Buyer, the use of the Company's computer system (which is an Excluded Asset) and the Company's administrative staff (who are not being hired pursuant to this

Agreement). As part of such services, such computer system and such staff will seek to facilitate the conversion of the Company's computer records with respect to the Assets to the computer system used by Buyer at its affiliates The Company shall have no liability for these service so long as it performs its duties using its best efforts consistent with previous business practice. The aforesaid provisions of this Section 1.11(f) shall survive the Closing and delivery of the Conveyance Documents and not merge therein.

                             - DELIVERIES AT CLOSING


     [omitted].

     DELIVERIES BY THE COMPANY . At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer:

     the Conveyance Documents;

     a certificate executed by the Company to the effect that the conditions set forth in SECTIONS 6.2(A) and 6.2(C) have been satisfied;

     a good standing certificate from the Company's state or country of organization;

     possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information included within the Assets, subject to the access rights referred to in Section 1.1(a)(xii).

     [omitted]

     an employment agreement signed by Charles T. Milich in the form attached as an exhibit to this Agreement (the "Milich Employment Agreement")

     evidence of the payment of the Earnest Amount to the Escrow Agent;

     all such other documentations, certificates, and instruments as the Buyer may reasonably request.

     DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver to the
Company:

     the amount and form of the Estimated Purchase Price required to be paid at Closing pursuant to SECTION 1.2 hereof;

     [omitted]

     a certificate executed by an authorized officer of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in SECTION 6.1(B) have been satisfied;

     a good standing certificate from Buyer's state of organization;

     evidence of the payment of the Escrow Amount to the Escrow Agent;

     all such other documents, certificates and instruments as the Company may reasonably request.

                 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer that:

     CORPORATE EXISTENCE, ETC . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company does not have any subsidiaries.

     AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and, as to Section 7.3A, the Shareholder, and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each party thereto party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

   CAPITALIZATION AND CORPORATE RECORDS.

     All issued and outstanding shares of the Company's capital stock are owned beneficially and of record by the Shareholder.

     The copies of the Articles of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement.

     NO DEFAULTS OR CONSENTS.  [omitted]

     NO COMPANY DEFAULTS OR CONSENTS. Except as otherwise set forth in SCHEDULE
3.5 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

     violate or conflict with any of the terms, conditions or provisions of the [Articles] of Incorporation or bylaws of the Company;

     violate any Legal Requirements applicable to the Company;

     violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

     result in the creation of any lien, charge or other encumbrance on any Properties of the Company; or

     require the Shareholders or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

     NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or the Shareholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or the Properties as a result of the consummation of this Agreement.

     EMPLOYEE BENEFIT MATTERS.
     -------------------------

     SCHEDULE 3.7(A) provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company which has been so sponsored, maintained or contributed to at any time during the Company's existence or with respect to which the Company has or may have any actual or contingent liability:

     each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("PLANS"); and, each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in SECTION 3.7(A)(I) ("BENEFIT PROGRAM OR AGREEMENT").

     True, correct and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyer.

     Except as otherwise set forth in SCHEDULE 3.7(C),
                                      ---------------

     The Company does not contribute to or have an obligation to contribute to, and the Company has not at any time contributed to or had an obligation to contribute to, and the Company does not have any actual or contingent liability under, a multiemployer plan within the meaning of Section 3(37) of ERISA ("MULTIEMPLOYER PLAN") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

     The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the knowledge of the Company, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

     All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

     Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

     There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

     All contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

     As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of
Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a "plan termination basis" based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

     None of the Plans nor any trust created thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company or any officer, director or employee to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

     To the knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

     Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

     The Company has no obligation to provide health benefits or death benefits to former employees, except as specifically required by law;

     Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code;

     The Company has not incurred any liability or taken any action, and no action or event has occurred that could cause the Company to incur any liability
(A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

     Since January 1, 1997, there have not been any (i) work stoppages, labor disputes or other significant controversies between the Company and any employee, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

     Except as set forth in SCHEDULE 3.7(A), the Company is not a party to any agreement, and each has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

     SCHEDULE 3.7(E)(I) sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and, except as set forth on SCHEDULE 3.7(E)(II), none of said employees are subject to union or collective bargaining agreements with the Company.

     Neither the Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

     FINANCIAL STATEMENTS; LIABILITIES; ACCOUNTS RECEIVABLE; INVENTORIES.
     -------------------------------------------------------------------

     The Company has delivered to Buyer true and complete copies of (i) unaudited Financial Statements with respect to the Company and its business as of and for the years ended December 31, 2000, 2001 and 2002 and unaudited Financial Statements as of and for the six months ended June 30, 2003 and (ii) will cause the Audited Financial Statements to be delivered to Buyer before the Closing. All of such unaudited Financial Statements were prepared from the books and records of the Company in the ordinary course.

     [omitted]

     [omitted]

     [omitted]

     Except as provided under the provisions of the agreements described in
SCHEDULE 3.8(E), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens.

     ABSENCE OF CERTAIN CHANGES.

     Except as otherwise set forth in SCHEDULE 3.9(A) attached hereto, since the Balance Sheet Date (i.e., June 30, 2003), there has not been:

     any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

     any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or

     any material adverse change in the Company's vendor or supplier relations or in the Company's sales patterns, pricing policies, accounts receivable or accounts payable.

     Except as otherwise set forth in SCHEDULE 3.9(B) attached hereto, since the Balance Sheet Date, the Company has not done any of the following:

     merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

     purchased any securities of any Person;

     created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business and as set forth on SCHEDULE 3.9(B)(iii);

     made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

     entered into, amended or terminated, or waived any of the Company's rights under, any agreement specified in SCHEDULE 3.13;

     sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business and as set forth on
SCHEDULE 3.9(B)(VI), or (ii) pursuant to any agreement specified in SCHEDULE
3.13;

     settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

     incurred, approved or entered into any agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in SCHEDULE 3.13);

     maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

     adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

     suffered any extraordinary losses or waived any rights of material value; [omitted];

     (A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Company's practices in connection with the payment of payables or the collection of receivables;

     engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

     declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

     amended its Articles of incorporation or bylaws; or

     committed to do any of the foregoing.

     COMPLIANCE WITH LAWS.
     ---------------------

     Except as otherwise set forth in SCHEDULE 3.10(A), the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company. Except as otherwise set forth in SCHEDULE 3.10(A), the Company (i) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company, and (ii) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company.

     Without limiting the generality of SECTION 3.10(A), the Company has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

     LITIGATION. Except as otherwise set forth in SCHEDULE 3.11, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Company or on their ability to consummate the transactions contemplated hereby, and there is no basis for any such claim, action, suit, investigation or proceeding. SCHEDULE
3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 2000.

     REAL PROPERTY.
     --------------

     SCHEDULE 3.12(A) set forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Company, in each case setting forth the street address and legal description of each property covered thereby (the "OWNED PREMISES")

     SCHEDULE 3.12(B) sets forth a list of all leases, licenses or similar agreements relating to the Company's use or occupancy of real estate owned by a third party ("LEASES"), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and
(ii) the street address and legal description of each property covered thereby (the "LEASED PREMISES"). The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

     With respect to each Owned Premises and Leased Premises, as applicable: (i) the Company has good, marketable and insurable fee simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on the Company's use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereon and, to the knowledge of the Company, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement; and(iii) the Company has not received notice of (A) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the knowledge of the Company, no such proceedings are contemplated, (B) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or (C) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

     COMMITMENTS.

     Except as otherwise set forth in SCHEDULE 3.13, the Company is not a party to or bound by any Customer and Vendor Commitment or any of the following, whether written or oral:

     any Contract that cannot by its terms be terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

     contract or commitment for capital expenditures by the Company in excess of $25,000 per calendar quarter in the aggregate;

     lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

     agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

     partnership agreement, joint venture agreement or limited liability company operating agreement;

     [omitted];

     agreement for the sale of any assets (except inventory in the ordinary course) that in the aggregate have a net book value on the Company's books of greater than $5,000;

     agreement that purports to limit the Company's freedom to compete freely in any line of business or in any geographic area;

     preferential purchase right, right of first refusal, or similar agreement; or

     other Contract that is material to the business of the Company.

     All of the Customer and Vendor Commitments and Contracts listed or required to be listed in SCHEDULE 3.13 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Customer or Vendor Commitment or Contract in any respect, except as disclosed in SCHEDULE 3.13. Neither the Company nor, to the knowledge of the Company, any other party is in breach of any of the terms or covenants of any of the foregoing listed or required to be listed in SCHEDULE 3.13. Following the Closing, Buyer will continue to be entitled to all of the benefits currently held by the Company under each of the foregoing listed or required to be listed in SCHEDULE 3.13.

     Except as otherwise set forth in SCHEDULE 3.13(C), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

     INSURANCE. To the best of the Company's knowledge, SCHEDULE 3.14 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers' compensation and vehicular) presently in effect that relate to the Company, or the Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on SCHEDULE 3.14.

     INTANGIBLE RIGHTS. Set forth on SCHEDULE 3.15 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the

Company for the ownership, management or operation of its Properties ("INTANGIBLE RIGHTS") including, but not limited to, the Intangible Rights listed on SCHEDULE 3.15. Except as set forth on SCHEDULE 3.15, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; and (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights.

     EQUIPMENT AND OTHER TANGIBLE PROPERTY.  [omitted]

     PERMITS; ENVIRONMENTAL MATTERS.

     [OMITTED]

     Except as set forth on SCHEDULE 3.17(B), (i) the Company to the best of its knowledge has all times been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws, and (ii), the best of its knowledge, there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called "ENVIRONMENTAL CLAIMS") asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company. Neither the Company nor, to the knowledge of the Company, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company or the Buyer. Except as set forth on
SCHEDULE 3.17(B), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

     Except as set forth on SCHEDULE 3.17(C), to the best of its knowledge, no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or, to the knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials excepting certain underground fuel storage tanks that were removed from the Company's Middletown, New York premises in or about 1990 and from the Company's Poughkeepsie New York premises on or about 1992.

         The Assets and the Excluded Assets together constitute all of the Assets owned by the Company. No affiliate owns any assets (other than Excluded Assets) that are used by the Company.

              OTHER INFORMATION.

                  The information furnished by the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

                    - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Company that:

     EXISTENCE AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite company power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. Upon the approval of this Agreement by the Board of Managers of Buyer, the execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all company action necessary on behalf of Buyer. Subject to such Board approval, this Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

     NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

     violate or conflict with any of the terms, conditions or provisions of Buyer's Certificate of Incorporation or by-laws;

     violate any Legal Requirements applicable to Buyer;

     violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

     result in the creation of any lien, charge or other encumbrance on any property of Buyer; or
     require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

     NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

                         - OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

     BUYER'S ACCESS TO INFORMATION AND PROPERTIES. The Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel, financing sources and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and Properties. The Company shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Shareholders, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow Buyer access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow Buyer access to, and the right to inspect, such Properties.

     COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. The Company and the Shareholders shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its business in the ordinary course except that the Company will increase inventory by approximately 15% in preparation for the winter heating season and the Company will attempt to negotiate extended payment terms therefor (but not less than 60 days) with its vendors, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on SCHEDULE 3.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of SECTION 5.7) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements, and (i) use their best efforts to preserve the present relationships of the Company with all persons having significant business relations with the Company.

     GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company shall not:

     merge into or with or consolidate with, any other corporation or acquire the business or assets of any person;

     amend its articles of incorporation or bylaws;

     create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

     enter into, amend or terminate any material agreement;

     sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in SCHEDULE 3.13;

     settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

     incur or approve, or enter into any agreement or commitment to make, any capital expenditures in excess of $10,000 (other than those required pursuant to any agreement specified in SCHEDULE 3.13));

     maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

     make any change, whether written or oral, to any agreement or understanding with any suppliers or customers;

     accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

     delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

     allow its levels of inventory to vary in any material respect from the levels customarily maintained except as provided in Section 5.2;

     adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

     become a party to or bound by any of the arrangements described in this Agreement or any Schedule, whether written or oral;

     engage in any one or more activities or transactions outside the ordinary course of business;

     enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or the Shareholders contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

     commit to do any of the foregoing.

     NOTICE REGARDING CHANGES. The Company and the Shareholders shall promptly inform the Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Shareholder inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Company in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

     PREFERENTIAL PURCHASE RIGHTS. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Company and the Shareholders shall promptly use their best efforts to obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form reasonably satisfactory to and approved by Buyer.

     ENSURE CONDITIONS MET. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with Buyer's conduct of the Business (as currently conducted by the Company) subsequent to (x) Closing or
(y) the consummation of the transactions contemplated hereby and by the Collateral Agreements or (z) both, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party's obligations hereunder as set forth in ARTICLE VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

     [OMITTED] .

     CASUALTY LOSS. If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at Buyer's election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (ii) assign the Company's rights under applicable insurance policies provided that the same are sufficient to cause such

Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred, provided that if there is substantial loss to the Company' Middletown site or to any two other sites, Buyer may upon notice to the Company terminate this Agreement without liability to any party.

     EMPLOYEE MATTERS.
     -----------------

     Effective as of the Closing, the employment by the Company of the employees listed on SCHEDULE 5.9 shall terminate and the Buyer shall be deemed to have offered employment to each individual whose employment was so terminated (the "BUSINESS EMPLOYEES"), effective at 12:01 a.m., local time, on the day after the Closing Date or, in the case of a Business Employee not actively at work on the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect on the Closing Date while such individuals were employed by the Company. Buyer shall to the extent fully reserved for in the Closing Date Balance Sheet, the Buyer shall assume responsibility for the payment of any employee benefits or entitlement, including severance pay, accrued vacation, sick or holiday pay, to any Business Employee pursuant to any Plan, Benefit Program or Agreement or law or regulation as a result of the consummation of the transactions contemplated hereby.

     The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that Buyer and Buyer's benefit plans shall have no responsibility for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under the Company's ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of the Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

     Except as specifically set forth in this Agreement: (i) the Buyer shall not be obligated to assume, continue or maintain any of the Plans or Benefit Programs or Agreements; (ii) no assets or liabilities of the Plans shall be transferred to, or assumed by, the Buyer or the Buyer's benefit plans; and (iii) except as fully reserved for in the Closing Date Balance Sheet, the Company shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Company prior to the Closing Date.

     Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

     The Company shall permit Buyer to contact and make arrangements with the Company's employees for the purpose of assuring their continued employment by the Buyer after the Closing and for the purpose of ensuring the continuity of the Company's business, and the Company agrees not to discourage any such employees from consulting with Buyer.

     The Company shall use its best efforts to keep available the services of the Company's present employees through the Closing Date.

     NAME CHANGE. The Company hereby represents, warrants and covenants to the Buyer that the corporate name of the Company is as set forth on the signature page hereof and further agrees and acknowledges that such name is included with the Assets and that the exclusive right to use such name will be transferred to the Buyer on the Closing Date. The Company and the Shareholders shall, at the Closing, cause the filing of an appropriate amendment to the Company's Articles of Incorporation changing its name to a name which is in no way similar to the corporate name set forth on the signature page hereof and shall furnish such written consents and assignments as the Buyer shall hereafter reasonably request in connection with such name change.

     - CONDITIONS TO COMPANY'S AND BUYER'S OBLIGATIONS


     CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Company to the commercially reasonable satisfaction, or waiver by the Company, of the following conditions:

     Buyer shall have furnished the Company with a certified copy of all necessary company action on its behalf to approve its execution, delivery and performance of this Agreement.

     All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

     As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or any Shareholder) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

     Buyer shall have executed and delivered the Leases referred to in Section 7.3A to the landlords thereunder.

     CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the commercially reasonable satisfaction, or waiver by Buyer, of the following conditions:

     All representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Shareholders shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

     As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer, the Company or their Properties as a result of the consummation of this Agreement.

     Except for matters disclosed in SCHEDULE 3.9(A) OR 3.9(B) attached hereto, since June 30, 2003 (which is the date (the "Balance Sheet Date") of the Company's internal balance sheet referred to elsewhere in this Agreement) and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's business, operations, prospects, Properties or financial condition.

     The Buyer shall have received the opinion of Ronald S. Kossar, Esq., counsel to the Company ("COMPANY COUNSEL"), dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, to the effect set forth on EXHIBIT C hereto.

     The Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Company's execution, delivery and performance of this Agreement.

     [omitted]

     Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

     No proceeding in which any of the Shareholders or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States, state or foreign bankruptcy or insolvency law.

     [omitted]

     [omitted]

     [omitted].

                  The landlords under the Real Estate Leases shall have executed and delivered the Lease Modifications (as hereinafter defined) to Buyer.

                      Charles T. Milich shall have executed and delivered the Milich Employment Agreement.

                           - POST-CLOSING OBLIGATIONS


     FURTHER ASSURANCES. Following the Closing, the Company, the Shareholders and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

     PUBLICITY. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

     Post-Closing Indemnity .

                  The Company shall indemnify and hold harmless Buyer from and against any and all damages arising out of, resulting from or in any way related to (i) a breach of or the failure to perform or satisfy any of the representations, warranties, covenants and agreements made by the Company in this Agreement or in any document or certificate delivered by the Company at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company, (iii) the Excluded Assets, (iv) the existence of any liabilities or obligations of the Company (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than the Assumed Obligations, or (v) any of the above. Any payment made to Buyer by the Company pursuant to the indemnification obligations under this
Section 7.3 shall constitute a reduction in the Purchase Price hereunder.

A. Obligations of Shareholder. Shareholder shall be jointly and severally liable with the Company to the Buyer in respect of (i) the Company's obligations under
Section 1.11 (a) and (b) (relating to trade receivables and defective inventory), (ii) unpaid payroll taxes, unpaid sales taxes, unpaid employee benefits, (iii) [omitted], (iv) the non-compete provisions of Section 7.4; (v) the no-shop provision in Section 9.2(e); and (v) the Company's indemnification obligations in respect of the foregoing. Shareholder shall also be subject to the liabilities expressly assumed by him in Section 7.4. In addition, Shareholder is an affiliate of the landlord under the Real Estate Leases. At the closing, Shareholder will cause the respective landlords under such leases to execute and deliver modifications to such leases as follows, and Buyer will enter into such leases as so modified:


     1. Landlord will represent that the intended use is consistent with the a valid CO or a preexisting legal non-conforming use and does not violate or prohibit zoning or other ordinances and governmental requirements, and that that all plumbing electrical and HVAC is in good condition and working order, and to the best of landlord's knowledge there are no outstanding violations of record.

     2. section 6.4 will be amended to provide for abatement of rent for substantial and material destruction of property.
     3. section 9.1 shall be amended to clarify that landlord is responsible for all structural repairs and replacements.
     4. in section 16.1, for all matters other than payment of rent or additional rent (as to which the current default provisions shall continue to apply), tenant will be in default only if the designated failure is not cured for 30 days after notice; provided that the time periods in this Section 4 shall not extend any cure period in the lese beyond 30 days.
     5. in section 22.1 the amount of improvements that can be made during the term of the lease without the landlord's approval shall be $50,000.
     6.   the notice provision will be changed appropriately.
     7. Schedule B paragraph 1.2 of the Peekskill and Poughkeepsie leases shall provide that every year, starting with the second, the Annual Fixed Rent shall be adjusted upward, but never decreased, pursuant to the provisions hereof. Additionally, the annual fixed rent under the Peekskill and Poughkeepsie leases shall be deemed to have increased by $12,000 on January 1, 2001.
     8. Article 3.1(a) will be amended to provide that tenant's responsibility for payment of all taxes in this article is limited to its proportionate share of taxes calculated as a square footage of space it occupies divided by the total square footage of the tax property
     9. Article X will be amended to provide that tenant's responsibility for payment of utility charges is limited to its proportionate share of utility charges calculated by the square footage it occupies divided by the square footage of the area to which the utility charges apply.
     10. All relevant provisions of the lease shall be amended to provide that tenant's sole environmental responsibility is to do what tenant in its capacity as tenant is required to do under federal and New York statutes, and to provide further that the landlord will indemnify the tenant and holds it harmless from any and all claims, actions or proceedings asserted against tenant with respect to any environmental contamination of the leased premises prior to the date of the Closing (including without limitation any issues arising from an underground fuel tank referred to in Section 3.17(c), including reasonable attorney's fees).
     11. On the 18th month after the Closing, tenant shall deposit with landlord one-month's rent as security deposit. On the 24th month after the Closing, tenant shall deposit with landlord one half month's rent as an additional security deposit.
     12. In addition to any default remedies afforded to the landlord under the lease, (i) in the event that the tenant defaults under its obligation to pay the Promissory Note due and owing to the Company as provided in this Agreement and such default is not cured within 30 days after notice and/or (ii) in the event that the Buyer defaults under its obligations hereunder to pay trade payables that are included in the Assumed Obligations assumed by it under this Agreement and such failure is not cured by the Buyer within 30 days after Company has given notice to the Buyer of the Buyer's failure to pay such payables within such time, and (iii) a default by the tenant under any of such leases, which is not cured within 30 days after notice, shall constitute a default under all such leases, any of the aforesaid defaults of the Buyer shall be deemed additional rent due and owing by the tenant under each lease. In such event tenant shall consent to the entry by the court having jurisdiction thereof to Judgments of Possession and issuance of a Warrant of Eviction to be consented to by the landlord, the Company and the tenant ("Buyer") to be submitted by the Landlord or the Company to any Court having competent jurisdiction over summary possession proceedings pursuant to the pertinent provisions of Article 7 of the Real Estate Practices and Proceedings Act of the State of New York. The aforesaid provisions of this subsection 12 shall survive the Closing and the delivery of the Conveyance Documents and shall not merge therein.

     13. Notwithstanding anything to the contrary contained in the lease, tenant will be permitted to assign the lease with landlord's approval which will not be unreasonably withheld or delayed. Provisions related to recapture will be deleted.


     NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE.
     ----------------------------------------------------

     GENERAL. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Company and Shareholder hereby acknowledges that it or he is a beneficiary of the Purchase Price payments to the Company, and each covenants and agrees as follows:

     Without the prior written consent of the Buyer, the Company or such Shareholder shall not for a period of five (5) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest (whether through a debt or equity instrument) in any person , firm, partnership, corporation, association or other entity (including the Company) which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates, anywhere within a 100-mile radius of any of the Leased Premises (the "TERRITORY"), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates within the Territory, or (C) utilize his special knowledge of the business of the Company and his or its relationships with customers, suppliers and others to compete with Buyer and/or its Affiliates in any business which engages or plans to engage in any facet of the Business; provided, however, that nothing herein shall be deemed to prevent such Shareholder from (x) acquiring through market purchases and owning, solely as a passive investment, less than three percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under ss.12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Shareholder is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. The Company and each such Shareholder acknowledges and agrees that the covenants provided for in this SECTION 7.4(A) are reasonable and necessary in terms of time, area and line of business to protect the Company's Trade Secrets. The Company and Shareholder further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Buyer's legitimate business interests, which include its interests in protecting the Buyer's (i) valuable confidential business information, (ii) substantial relationships with customers, and (iii) customer goodwill associated with the ongoing Business. The Company and Shareholder expressly authorizes the enforcement of the covenants provided for in this SECTION 7.4(A) by (A) the Buyer and its subsidiaries, (B) the Buyer's permitted assigns, and (C) any successors to the Buyer's business. To the extent that the covenants provided for in this SECTION 7.4(A) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. Notwithstanding the foregoing or anything contained herein to the contrary, the aforesaid provision shall specifically except (i) e-commerce business and any showrooms associated in connection therewith and/or e-marketing business; and (ii) any other business that is engaged in by an entity that purchases the e-commerce business and/or the e-marketing business of Faucet Outlet, Inc. ("Faucet Outlet") and/or Net Net, Inc. ("Net Net") and any presently existing or future affiliates, successors and assigns of Faucet Outlet and/or Net Net and/or the Shareholder.

     Without the prior consent of Buyer, the Company and Shareholder shall not for a period of five (5) years from the Closing Date, directly or indirectly, for itself or himself or for any other person, firm, corporation, partnership, association or other entity (including the Company), (A) solicit any Company employees employed in the Business, or (B) call on or solicit any of the actual customers or clients of the Business, nor shall the Company or Shareholder make known the names and addresses of such customers or any information relating in any manner to the Company's trade or business relationships with such customers (excepting the last sentence of subparagraph (i) above).

     The Company and Shareholder shall not at any time divulge, communicate, use to the detriment of the Buyer or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Business. Any confidential information or data now known or hereafter acquired by the Company or Shareholder with respect to the Business shall be deemed a valuable, special and unique asset of the Buyer that is received by the Company or Shareholder in confidence and as a fiduciary, and the Company or Shareholder shall remain a fiduciary to the Buyer with respect to all of such information.

     INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Company or Shareholder of any or all of the covenants and agreements contained in this SECTION 7.4 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, the Company and Shareholder recognizes and hereby acknowledges that Buyer shall be entitled (without the requirement of posting a bond) to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this SECTION 7.4 by the Company or Shareholder, and/or his or its associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this SECTION 7.4 shall be construed to prevent Buyer from seeking and recovering from the Company or Shareholder damages sustained by it as a result of any breach or violation by the Company or such Shareholder of any of the covenants or agreements contained herein.

     DELIVERY OF PROPERTY RECEIVED BY THE COMPANY AFTER CLOSING. From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all receivables and other items which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of the Company any checks or drafts received on account of any such receivables or other Assets. The Company agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which the Company receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.

     BUYER APPOINTED ATTORNEY FOR THE COMPANY. [omitted]

     ASSIGNMENT OF CONTRACTS. At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Buyer would not in fact receive all such rights, the Company shall cooperate at its own expense with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

     CORPORATE EXISTENCE. The Company shall maintain its corporate existence unchanged and in full force and effect for at least three months following the Closing Date or until December 31, 2003 whichever is earlier.

                                   - [omitted]


                                 - MISCELLANEOUS


     LIMITATION ON LIABILITY.

     The representations, warranties, agreements, and indemnities of the Company and (as to Section 7.3A and 7.4) the Shareholder set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing.

     For purposes of this SECTION 9.1, a party making a claim for indemnity under SECTION 7.3 is hereinafter referred to as an "INDEMNIFIED PARTY" and the party against whom such claim is asserted is hereinafter referred to as the "INDEMNIFYING PARTY." All claims by any Indemnified Party under SECTION 7.3 or

7.3A hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including, but not limited to, the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred, take such action as the Indemnifying Party may reasonably request in connection with such action,

     allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

     CONFIDENTIALITY.

         The existing Non-Disclosure Agreement by Buyer or its affiliates in favor of the Company shall continue in full force and effect.

     At all times after the Closing, the Company shall, and shall cause the Affiliates of the Company and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, and (ii) information that is required to be disclosed by the Company or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this SECTION 9.2(A).

     The Company shall, and shall cause their respective Affiliates, employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, or any of its Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company or any of its Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Company, or any of its Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company or any of its Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company shall promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this SECTION 9.2(c).

     Notwithstanding anything herein to the contrary, any party to this agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure

     The Company shall not prior to the Closing engage in any discussions, offer any information or otherwise take part in any activity whatsoever that is conducive or relates to the possible sale of the Company or any substantial portion of its assets to any person or entity other than the Buyer



     BROKERS. Regardless of whether the Closing shall occur, (i) the Company shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or any of the Shareholders in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Company from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

     COSTS AND EXPENSES. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, except that Buyer shall pay all sales and excise and similar taxes in connection with this transaction.

     NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "NOTICE") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, as follows:

IF TO BUYER:                                 RAL Purchasing Corp.
                                             c/o Universal Supply Group, Inc.
                                             275 Wagaraw Road
                                             Hawthorne, New Jersey 07506
WITH A COPY TO:
--------------

                                             Oscar D. Folger, Esq.
                                             521 Fifth Avenue
                                             24th Floor
                                             New York, NY  10175
                                             Fax No. (212) 697-7833
                                             Tel No. (212) 697-6464



IF TO THE COMPANY AND/OR THE                 David E. Berman, President
Shareholder:                                 The RAL Supply Group, Inc.
                                             Post Office Box 429
                                             Middletown, NY 10940
                                             Fax No. (845) 343-1698
                                             Tel. No. (845) 343-1456

                                             WITH A COPY TO:

                                             Ron Kossar, Esq.
                                             402 East Main Street
                                             Middletown, New York 10948
                                             Fax No. 845-343-5222
                                             Tel. No. 845-343-5111

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

     GOVERNING LAW . The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of New York (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

     DISPUTE RESOLUTION.

     (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COLLATERAL AGREEMENTS OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE STATE AND FEDERAL COURTS SITTING IN ANY COUNTY OR VENUE WHATSOEVER IN THE STATE OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 9.5, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

     (b) EACH OF THE COMPANY, SHAREHOLDERS AND BUYER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE COLLATERAL AGREEMENTS OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (ii) of SECTION 2.2 and clause
(iv) of SECTION 2.3 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

     ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

     [OMITTED].

     MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     REFERENCES AND CONSTRUCTION.

     Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

     The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

     SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing as to all matters for which a claim is made within 18 months after the Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement. The provisions of this Section shall not be limited by any contrary implication from specific survival provisions in any one or more provisions of this Agreement.

     ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

     RISK OF LOSS. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company's, including without limitation the Properties, shall remain with the Company, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.



                                  - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
ARTICLE X or elsewhere in this Agreement.

     AFFILIATE. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

     COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

     CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean confidential data and confidential information relating to the business of the Company which is or has been disclosed to the Buyer under the terms and conditions of the letter from David E. Berman, President of the Company, to William Pagano, President of USG, dated July 22, 2003 (the "Confidentiality and Non-Disclosure Agreement".

     CONTRACTS. The term "Contracts," when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

     DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

     FINANCIAL STATEMENTS. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and cash flows and the accompanying notes thereto, of the Company prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

     FUNDED INDEBTEDNESS. "Funded Indebtedness" shall mean the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, capital lease obligations, dividends or other amounts payable to the Shareholders, bonus payables to employees, and purchase money indebtedness of the Company, (ii) indebtedness of the type described in clause
(i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course,
(iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

                           GAAP. "GAAP" means U.S. generally accepted accounting
principles, consistently applied with the Company's past practices.

     GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

     HAZARDOUS MATERIAL. The term "Hazardous Material" shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "Hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

     INVENTORY. The term "Inventory" shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

     LEGAL REQUIREMENTS. The term "Legal Requirements," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

     [omitted] .

     PERMITS. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

     PERSON. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, limited liability partnership, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

     PRODUCT. The term "Product" shall mean each product under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest.

     PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company, including all Assets to be conveyed to Buyer pursuant to this Agreement.

     REAL PROPERTY. The term "Real Property" shall mean the real property Used by the Company in the conduct of its business.

     REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

     SUBSIDIARY. The term "Subsidiary" shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

     TRADE SECRETS. The term "Trade Secrets" shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

                            [Signature Page Follows]

         EXECUTED as of the date first written above.

                            BUYER:
                            ------

                            RAL PURCHASING CORP

                            By:     /s/ William Pagano
                            Name:   William Pagano
                            Title:: President

                            GUARANTOR:
                            ----------

                            UNIVERSAL SUPPLY GROUP, INC. (but only as to its obligation to guaranty the Promissory Note under
                            Section 1.2(i))

                            By:  /s/ William Pagano
                            Name:   William Pagano
                            Title::     President

                            COMPANY:
                            --------

                           THE RAL SUPPLY GROUP, INC.


                            By:    /s/ David Berman
                            Name:    David Berman
                            Title::     President

                            SHAREHOLDER (but only as to
                            provisions of Section 7.3A and Section 7.4):

                            /s/ David Berman
                            David Berman


                            Escrow Agent under Section 1.2


                            /s/ Ronald S. Kossar
                            Ronald S. Kossar